BUSINESS DEVELOPMENT AGREEMENT

This Business Development Agreement (“Agreement”) is made and entered into effective as of the 1st day of November, 2013 (“Effective Date”), by and between Solar Utility Network, LLC, a California LLC, (“Consultant”) and XsunX, Inc, a Colorado corporation  (“Company”). The Company and Consultant are sometimes herein referred to individually as a “party” and collectively as the “parties”.

R E C I T A L S

A.

“Business of Consultant” means the marketing of benefits and business opportunities of solar generated power for use in commercial, industrial, and power field applications to interested clients. Consultant’s services include the development of project leads, preliminary project financial analysis, conceptual project layouts and project locations, estimates for Government-based incentives, sourcing of system components, and assistance in procuring project financing, (the “Services”).

B.

“Business of Company” means the marketing of the benefits and business opportunities of solar generated power for use in commercial, industrial, and power field applications for the purpose of entering into contracts for the development or construction, and operation or maintenance of solar power projects with interested clients.

WHEREAS, the Company desires to obtain the services of Consultant and Consultant desires to provide the Company with consultancy and advisory services as contemplated pursuant to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.

Consultant Services.  As of the Effective Date, Consultant agrees to provide the Services for the benefit of the Company’s Business for the Term of this Agreement.  The Services will include a) the introduction of persons and entities (“Leads”) to the Company interested in the development and/or installation of solar power systems that the Consultant has developed through lawful solicitation (the “Consultant Introductions”), and b) provisioning of Services as applicable to and for Leads provided to Consultant by the Company (the “Company Introductions”).  Consultant will introduce to the Company all Consultant generated Leads it obtains during the Term of this Agreement that the Consultant deems in good faith to be appropriate for the Company Business.  The parties will provide notice within one (1) business day to the other party of any introductions made to the other party hereunder. Company may elect to refuse any Consultant Introduction in Company’s sole discretion, and will deliver notice of such refusal to Consultant within three (3) business days of initial introduction by Consultant.

2.

Conduct of the Parties and Initial Leads.  As of the Effective Date, the parties commit to providing, and conducting all business dealings with Customers in a responsible and responsive manner observing the business interests of the other party. Prior to the Effective Date of this Agreement the Consultant has developed Leads as identified below that the parties intend to include as Consultant Introductions hereunder;

a)

________________________site in Riverside, CA,

b)

_______ locations in California to include;

1.

_____________ in Anaheim, Bakersfield, Chula Vista, Stanton, Sun Valley, Wilmington California, and

2.

______________ Ontario, Monrovia, Hillside, San Bernardino, Hesperia, California.

3.

Compensation for Services.  In consideration for the Consulting Services to be rendered hereunder, the Consultant shall receive upon the Effective Date of this Agreement from the Company an initial payment of ten thousand dollars ($10,000) (the “Retainer Fee”). The parties further agree to the payment by Company to Consultant in accordance with the commission fee schedule set forth below. Such fee shall be assessed and paid to Consultant on the contract dollar value total for materials, labor, and services, less any finance fees or applicable taxes, for the construction and delivery of solar power projects (“Contract(s)”) between the Company and Leads for which the Consultant has provided Services for the benefit of the Company. Company agrees to direct any Contract lender to pay Consultant such fee directly at the time such loan is funded, or to pay Consultant within two (2) business days of receipt of initial cash deposit or scheduled first payment under any Contract. The parties agree that the Retainer Fee shall be deducted one time from the total due Consultant under any first Lead that results in a Contract. Company shall pay the fee to Consultant for any Lead that results in a Contract within twelve (12) months from the date of introduction by Consultant or Company under the terms of this Agreement.

Commission Fee Schedule

For Consultant Introductions – six percent (6%) of Contract

For Company Introductions – Project dependent and to be determined in good faith analysis of the project scope and value between the parties.

4.

Term.  This Agreement shall commence on the Effective Date and shall continue until the First (1st) anniversary of the Effective Date; provided, however, the Term shall automatically be extended for successive one (1) year terms unless one party has delivered a notice of termination to the other party not less than ninety (90) days prior to the elapsing of the immediately preceding term.

5.

Relationship of the Parties. Legal Status.  Consultant shall be an independent contractor of the Company in accordance with the provisions of Sections 2750.5 and 3353 of the California Labor Code, or any other corresponding provision of the Colorado Statutes, and not an employee, agent, or partner.  It is expressly declared that such independent contractor status is bona fide and not a subterfuge to avoid employee status.  This Agreement shall not create an employer-employee relationship and shall not constitute a hiring of such nature by either party.

6.

Consent of Company.  Consultant shall have no right or authority at any time to make any contract or binding promise of any nature on behalf of the Company, whether oral or written, without the express prior written consent of the Company.

7.

Mediation.  Any dispute arising out of or related to this Agreement which cannot be resolved by the parties shall be subject to mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Rules of the Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”) then in effect.  The parties shall share the mediator’s fee and any filing fees equally.  The mediation shall be held in a neutral site, reasonably accessible to all parties involved in Orange County, California, unless another location is mutually agreed upon.  Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

8.

Arbitration.   In the event the parties are unable to resolve any dispute arising out of or related to this Agreement by mediation, either party may submit the matter to JAMS for binding arbitration before a single neutral arbitrator.  If JAMS is no longer in business and there is no comparable successor, then the parties shall agree upon another arbitrator.  If they are unable to do so, then a single neutral arbitrator shall be appointed pursuant to Section 1281.6 of the California Code of Civil Procedure or any successor statute.  The parties shall be entitled to all rights of discovery provided for in civil actions in California.  A decision by the arbitrator shall be final and binding excepting in the event of fraud in connection with the proceeding.  The award can be confirmed and entered as a Judgment by the Superior Court.

9.

Construction of Agreement.  The Parties acknowledge that they have been represented or had the opportunity to be represented by counsel of their own choice in connection with the drafting and negotiation of this Agreement. This Agreement and any ambiguities or uncertainties contained in this Agreement shall be equally and fairly interpreted for the benefit of and against all parties to this Agreement and shall further be construed and interpreted without reference to the identity of the party or parties preparing this document, it being expressly understood and agreed that the parties hereto participated equally in the negotiation and preparation of this Agreement or have had equal opportunity to do so.  Accordingly, the parties hereby waive the legal effect of California Civil Code Section 1654 or any successor and/or amended statute which in part states that in cases of uncertainty, the language of the contract should be interpreted most strongly against the party who caused the uncertainty to exist.  The captions used herein are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions hereof.

10.

Choice of Law and Venue.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California applicable to agreements executed and to be fully performed therein without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.  Venue for any action in connection with this Agreement shall only be proper in the Superior Court of California, Orange County, California.

11.

Assignment.  The obligations of the parties under this Agreement are unique and may not be assigned.

12.

Amendments.  This Agreement may be amended only in writing executed by Consultant and Company.

13.

Time of Essence.  Time shall be of the essence in all things pertaining to the performance of this Agreement unless waived in writing by the undersigned parties.

14.

Authority.  The parties to this Agreement warrant and represent that they have the power and authority to enter into this Agreement in the names, titles and capacitates herein stated and on behalf of any entities, persons or firms represented or purported to be represented by each respective party.

15.

Waiver.  A Waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to a waiver of such terms of condition for the future, or of any subsequent breach thereof, or of any other term and condition of this Agreement.  All waivers must be made in writing executed by the waiving party.

16.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and there are no representations, warranties, agreements or commitments between the parties hereto except as set forth herein.  Consultant expressly acknowledges that no Consultant Manual, Consultant Handbook, Company Policy Manual or other similar document is or shall become a contract between the Company and Consultant.

17.

Notices.  Any notice, request, demand or other communication to be given hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier to the respective addresses of the Company or Consultant as shown on the signature page hereto.  Either party may change by notice the address to which notices are to be sent. Notices shall be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

18.

      Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

19.

     Attorneys’ Fees.  If any action, arbitration, judicial reference or other proceeding is instituted between the parties in connection with this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ and experts’ fees and costs incurred in bringing or defending such action or proceeding (including any appeals) and/or enforcing any arbitration award, order or judgment granted therein.  The prevailing party shall be determined by the trier of fact based upon an assessment of which party’s major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues.

20.     No Joint Venture or Interest in Other Properties.  The parties acknowledge that they are not joint venture partners or co-owners of any business owned or managed by the other, nor does any party have any interest in the property of any other party.

21.

    Further Assurances.

Each party to this Agreement, for itself and its successors and assigns, agrees to take such additional actions and execute such additional instruments as may be reasonably needed to carry out the intents and purposes of this Agreement.

22.  Confidentiality.  Consultant acknowledges that in providing the Services hereunder, Consultant will become aware of facts and information, including without limitation, information pertaining to the Company, the Company Business and/or the Leads and any agreements between the Company and Leads which is proprietary, privileged, sensitive and/or confidential.  Consultant agrees not to reveal any such information to any other person or entity without the written consent of Company.

IN WITNESS WHEREOF, this Agreement is made effective by Consultant and the Company on the date set first forth above.

COMPANY:	CONSULTANT:
XsunX, Inc.,	Solar Utility Networks, LLC
a Colorado corporation

By:_________________________

By: ____________________________

Tom M. Djokovich, as CEO

Joseph Grimes, as President

Mailing Address:	Mailing Address:
XsunX, Inc.
65 Enterprise
Aliso Viejo, CA 92656